FOURTH AMENDMENT TO THE ETF MANAGERS TRUST
AMENDED AND RESTATED TRANSFER AGENT SERVICING AGREEMENT

THIS FOURTH AMENDMENT, dated as of this 9th day of June, 2020, to the Amended and Restated Transfer Agent Servicing Agreement, dated as of December 19, 2017, (the “Agreement”), is entered into by and between U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“Fund Services”) and ETF MANAGERS TRUST, a Delaware statutory trust (the “Trust”).
RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the ETFMG Treatments, Testing and Advancements ETF to its Series, and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by the Parties.

NOW, THEREFORE, the parties hereby agree that

Exhibit A is hereby superseded and replaced in its entirety with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETF MANAGERS TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Samuel Masucci III	By:	/s/ Anita M. Zagrodnik
Name:	Samuel Masucci, III	Name:	Anita M. Zagrodnik
Title:	President	Title:	Senior Vice President

Exhibit A to the Transfer Agent Servicing Agreement

Separate Series of ETF Managers Trust

ETFMG Prime Junior Silver Miners ETF
ETFMG Prime Cyber Security ETF
ETFMG Prime Mobile Payments ETF
BlueStar Israel Technology ETF
Etho Climate Leadership U.S. ETF
Wedbush ETFMG Global Cloud Technology ETF
Wedbush ETFMG Video Game Tech ETF
AI Powered Equity ETF
ETFMG Sit Ultra Short ETF
ETFMG Travel Tech ETF
ETFMG Treatments, Testing and Advancements ETF